UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 --------------
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                                CREO INC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    225606102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 5, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement
--------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to all other provisions of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
CUSIP No. 225606102                                          Page 2  of 4  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS               Scitex Corporation Ltd.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
                                                                   (a)  [_]
                                                                   (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION                          Israel



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER                              3,250,000

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER                            3,250,000

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER                         3,250,000

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER                       3,250,000

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  3,250,000



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See instructions)
                                                                   [_]


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)             6.5%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See instructions)                   CO



________________________________________________________________________________

                                      13G

CUSIP No. 225606102                                          Page 3  of 4  Pages

ITEM 2(a)     NAME OF PERSON FILING:

              SCITEX CORPORATION LTD.

ITEM 4.       OWNERSHIP
              (a) Amount beneficially owned: 3,250,000 shares of Common Stock, no par value

              (b)     Percent of class: 6.5%

              (c)     Number of shares as to which such person has:
                      Scitex Corporation Ltd.

                      (i)    Sole power to vote or to direct the vote                          3,250,000
                      (ii)   Shared power to vote or direct the vote                           3,250,000
                      (iii)  Sole power to dispose or to direct the disposition of             3,250,000
                      (iv)   Shared power to dispose or to direct the disposition of           3,250,000

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 8, 2003                      SCITEX CORPORATION LTD.

                                         /s/ Yahel Shachar
                                         --------------------------------------
                                         Name:  Yahel Shachar